Exhibit 5.1
March 16, 2007
CEVA, Inc.
2003 Gateway Place, Suite 150
San Jose, CA 95110-1002

Re:	Amended and Restated 2002 Employee Stock Purchase Plan
Ladies and Gentlemen:
At your request, we have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of 1933, as amended, of 500,000 shares of your common stock, $0.001 par value (the “Common Shares”) which will be issuable from time to time under the CEVA, Inc. Amended and Restated 2002 Employee Stock Purchase Plan (the “Plan”).
As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the adoption of the Plan and the authorization of the issuance of the Common Shares under the Plan (the “Plan Shares”) and such documents as we have deemed necessary to render this opinion. For the purpose of the opinion rendered below, we have assumed that in connection with the issuance of the Plan Shares under the Plan, CEVA, Inc. will receive consideration in an amount not less than the aggregate par value of the Plan Shares covered by each such issuance.
Based upon the foregoing, it is our opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plan, will be validly issued, fully paid and nonassessable Common Shares.
We consent to the use of this opinion as an exhibit to the Registration Statement.
Very truly yours,
/s/ Morrison & Foerster LLP
Morrison & Foerster LLP